Exhibit 99

                              FOR IMMEDIATE RELEASE


     CAN-CAL RESOURCES LTD. DECIDES NOT TO PROCEED WITH THE JOINT VENTURE ON
                          THE PINOS PROJECT IN MEXICO



LAS VEGAS, NEVADA - (CCN Mathews-July 18, 2004) Can-Cal Resources Ltd ("the Company") (OTC BB: CCRE) and its wholly owned Mexican subsidiary, Sierra Madre Resources S.A. de C.V. ("SMR"), announce that following extensive consultation, and based on the Company's due diligence review, that it will not proceed on its proposed joint venture with Minera Apolo S.A. de C.V. ("Minera") otherwise known as the "Pinos Project".

The Pinos project consisted of 29 gold and silver concessions located in Pinos, Zacatecas State, Mexico.

The Company's decision is consistent with its joint venture agreement and letter of intent with Minera. Both the Agreement and the LOI contained an option whereby the Company had a 90-day period to conduct due diligence it deemed appropriate before electing to proceed with the exploration and exploitation of the concessions. Minera was paid an initial 107,143 shares of the Company's restricted common stock, equivalent to $24,000 in equity. Based on the Company's decision not to proceed with the Pinos Project, Minera was paid an additional 111,607 shares of the Company's restricted common stock, equivalent to $25,000 in equity.

The Company is currently focusing its research and development efforts on the Can-Cal Resources Ltd. U.S. properties.

On behalf of the Board of Directors


Ronald D. Sloan
Chairman/President, CEO
Can-Cal Resources Ltd.

Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ from those expressed or implied. Such differences may result from actions taken by the company prior to its current fiscal year end, as well as from developments beyond the company's control. In addition, changes in domestic competitive and economic conditions may also affect performance of all significant company businesses.





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